Press Release	Contact:	Tim Harkness
Molecular Devices Corporation
(408) 747-3533

MOLECULAR DEVICES REPORTS REVENUES AND EARNINGS

FOR FOURTH QUARTER OF 2003

Sunnyvale, Calif., February 05, 2004 - Molecular Devices Corporation (Nasdaq: MDCC) today announced its revenues and earnings for the quarter and year ended December 31, 2003.

Revenues and earnings per share for the quarter and year were within management’s previously stated guidance and exceeded consensus analyst expectations. Revenues for the fourth quarter of 2003 were a record $33.3 million, an increase of 10% compared to the same period last year. Revenues for the full year were $115.6 million, an increase of 13% over full year 2002 revenues. Operating income for the fourth quarter of 2003 was $4.0 million, an increase of 24% compared to the same period last year. Operating income for the full year increased to $10.2 million, an increase of 25% compared to the same period last year. Fully diluted earnings per share for the fourth quarter of 2003 were $0.20, an increase of 18% compared with the same period last year. Fully diluted earnings per share for the year ended December 31, 2003 were $0.51, an increase of 16% compared with the same period last year.

“We are pleased to report record revenues for the seventh consecutive quarter, resulting in our highest quarterly and annual revenue totals ever,” stated Joseph D. Keegan, Ph.D., Molecular Devices’ President and Chief Executive Officer. “Life Sciences Research products were the primary growth drivers during the quarter, led by the recently introduced SpectraMax® M2 bench-top reader, and Universal Imaging’s Meta Imaging Series™ suite of software products.”

The Company also established guidance for the first quarter of 2004 and reaffirmed guidance for the full year 2004. For the first quarter of 2004, the Company anticipates revenues of $26 to $28 million and fully diluted earnings per share of $0.07 to $0.09. For the full year 2004, the Company anticipates revenues of $125 to $135 million and fully diluted earnings per share of $0.65 to $0.75.

Conference Call Information

An earnings announcement conference call is scheduled for Friday, February 6, 2004 at 8:00 a.m. PST (11:00 a.m. EST). Interested parties can participate in the call by dialing 800-289-0496 (domestic) or 913-981-5519 (international). A taped replay of this call will be available through February 13, 2004. Replay dial-in numbers are 888-203-1112 (domestic) and 719-457-0820 (international) and the access code for the replay is 590658.

Investors can also access a live web-cast of the call through a link posted on the investor page on Molecular Devices’ website (www.moleculardevices.com). A replay of the web cast will remain at this location through February 13, 2004.

About Molecular Devices Corporation

Molecular Devices Corporation is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. The Company’s systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics, proteomics and combinatorial chemistry by facilitating the high-throughput and cost-effective identification and evaluation of drug candidates. The Company’s solutions are based on its advanced core technologies that integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

This press release contains “forward-looking” statements, including statements related to future revenues and earnings. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its quarterly report on Form 10-Q for the quarter ended September 30, 2003. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.

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MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
TOTAL REVENUES	$33,250	$30,184	$115,581	$102,157
TOTAL COST OF REVENUES	12,380	11,682	43,256	40,561

GROSS PROFIT	20,870	18,502	72,325	61,596

OPERATING EXPENSES:
Research and development	4,552	4,901	18,679	18,002
Selling, general and administrative	12,321	10,372	43,457	35,435

Total operating expenses	16,873	15,273	62,136	53,437

INCOME FROM OPERATIONS	3,997	3,229	10,189	8,159
Other income, net	233	318	872	1,562

INCOME BEFORE TAXES	4,230	3,547	11,061	9,721
Income tax provision	(1,269)	(940)	(3,319)	(2,916)

NET INCOME	$2,961	$2,607	$7,742	$6,805

BASIC NET INCOME PER SHARE	$0.20	0.17	0.51	$0.44

DILUTED NET INCOME PER SHARE	$0.20	0.17	0.51	$0.44

SHARES USED IN COMPUTING BASIC NET INCOME PER SHARE	14,836	15,318	15,067	15,348

SHARES USED IN COMPUTING DILUTED NET INCOME PER SHARE	15,035	15,416	15,179	15,457

MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$50,260	$43,733
Short-term investments	8,114	10,050
Accounts receivable, net	26,209	26,443
Inventories, net	17,025	17,722
Deferred tax assets	4,202	5,230
Other current assets	1,849	1,770

Total current assets	107,659	104,948
Long-term investments	1,736	--
Equipment and leasehold improvements, net	9,706	10,943
Other assets	47,812	47,010

	$166,913	$162,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,019	$2,863
Accrued liabilities	17,356	17,234

Total current liabilities	21,375	20,097
Stockholders' equity	145,538	142,804

	$166,913	$162,901